EXHIBIT 99.1

PROXY

VALLEY RIDGE FINANCIAL CORP.

Special Meeting of Shareholders
October 12, 2006

          The undersigned appoints Richard L. Edgar, Michael E. McHugh and Robert Humphreys, or any of them, as attorneys and proxies of the undersigned, each with full power of substitution, to vote all shares of the undersigned in Valley Ridge Financial Corp. at the special meeting of its shareholders to be held on October 12, 2006, and at any adjournment thereof:
1.	FOR ( )	AGAINST ( )	ABSTAIN ( )	Approval of an Agreement and Plan of Merger contained and described in the Prospectus and Proxy Statement dated September 14, 2006

2.	As said Proxies in their discretion may determine upon all other matters that may be presented at the meeting.

Your Board of Directors recommends that you vote FOR the Plan of Merger.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF VALLEY RIDGE FINANCIAL CORP. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

_____________________________
X
Signature

Dated: _______________, 2006	X
Signature, if held jointly

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE
ENCLOSED ENVELOPE